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Code of Ethics

High Pointe Capital Management, LLC

Adopted on January 2, 2004

TABLE OF CONTENTS

Topic Page

I.	Intorduction		1
	A.	Objective		1
	B.	Individuals Covered by the Code		1
	C.	Fiduciary Duty		1
II.	Personal Securities Transactions			1
	A.	Pre-clearance Requirements for Access Persons		1
	B.	Prohibited Transactions		2
	C.	Exemptions	3
	D.	Reporting Requirements		4
III.	Fiduciary Duties			5
	A.	Confidentiality		5
	B.	Gifts		5
	C.	Corporate Opportunities		5
	D.	Undue Influence		5
	E.	Service as a Director	6
IV.	Compliance with the Code of Ethics		6
	A.	Chief Compliance Officer		6
	B.	Remedies		6
	C.	Exceptions to the Code		6
	D.	Inquiries Regarding the Code		7
V.	Definitions			7
VI.	Appendices to the Code			9
	Appendix 1 - Contact Persons			i
	Appendix 2 - Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report			ii
	Appendix 3 - Trade Authorization Request for Access Persons			iv
	Appendix 4 - Certification of No Beneficial Interest			v
	Appendix 5 - New Account(s) Report			vi

I. INTRODUCTION

A. Objective. This Code of Ethics (“Code”) has been adopted by High Pointe Capital Management, LLC (“the Firm”) to minimize the possibility that principals and employees of the Firm might engage in any security transactions and activities which might conflict with or be detrimental to the interest of clients, or which are designed to profit by market effect of the firm’s advice to its clients.

B. Individuals Covered by the Code. All Access Persons, as defined in Section V, are subject to the provisions of this Code.

C. Fiduciary Duty. The Code is based on the principle that Access Persons owe a fiduciary duty to the clients of the Firm and must avoid activities, interests and relationships that might interfere with making decisions in the best interests of the clients.

As fiduciaries, Access Persons must at all times abide by the following principles:

1. The Clients Come First. Access Persons must scrupulously avoid serving their personal interests ahead of the interests of the clients.

2. Avoid Taking Advantage. Access Persons may not use their knowledge of open, executed, or pending portfolio transactions to profit by the market effect of such transactions. Receipt of investment opportunities, perquisites, or gifts from persons seeking business with the firm could call into question the exercise of an Access Person's independent judgment.

3. Comply With the Code. Doubtful situations should be resolved in favor of the Clients. Technical compliance with the Code's procedures will not automatically insulate from scrutiny any Securities Transactions that indicate an abuse of fiduciary duties.

II. PERSONAL SECURITIES TRANSACTIONS

A. Pre-clearance Requirements for Access Persons.

1. General Requirement. Except for the transactions specified in Section II.C.1, any Securities Transaction in which an Access Person has or acquires a Beneficial Interest must be pre-cleared with the Chief Compliance Officer.

2. Trade Authorization Request Forms. Prior to entering an order for a Securities Transaction that requires pre-clearance, the Access Person must complete a Trade Authorization Request form (Appendix 3) and submit the completed form to the Chief Compliance Officer. The form requires Access Persons to provide certain information and to make certain representations.

3. Review of Form. After receiving a completed Trade Authorization Request form, the Chief Compliance Officer will (a) review the information set forth in the form, (b) review information regarding past, pending, and contemplated transactions by the Firm, as necessary, and (c) as soon as reasonably practicable, determine whether to authorize the proposed Securities Transaction. The granting of authorization, and the date and time that authorization was granted, must be reflected on the form. The Pre-clearance Officer should keep one copy of the completed form in records and provide one copy to the Access Person seeking authorization.

No order for a securities transaction for which pre-clearance authorization is required may be placed prior to the receipt of written authorization of the transaction by a pre-clearance officer. Verbal approvals are not permitted.

4. Length of Trade Authorization Approval. The authorization provided by the Chief Compliance Officer is effective until the earlier of (1) its revocation, (2) the close of business on the trading day after the authorization is granted (for example, if authorization is provided on a Monday, it is effective until the close of business on Tuesday), or (3) the moment the Access Person learns that the information in the Trade Authorization Request form is not accurate. If the order for the Securities Transaction is not placed within that period, a new authorization must be obtained before the Securities Transaction is placed.

5. No Explanation Required for Refusals. In some cases, the Chief Compliance Officer may refuse to authorize a Securities Transaction for a reason that is confidential. The Chief Compliance Officer is not required to give an explanation for refusing to authorize any Securities Transaction.

B. Prohibited Transactions.

1. Always Prohibited Securities Transactions. The following Securities Transactions are prohibited.

a. Inside Information. Any transaction in a Security by an individual who possesses material nonpublic information regarding the Security or the issuer of the Security;

b. Market Manipulation. Transactions intended to raise, lower, or maintain the price of any Security or to create a false appearance of active trading;

c. Others. Any other transaction deemed by the Chief Compliance Officer to involve a conflict of interest, possible diversions of corporate opportunity, or an appearance of impropriety.

2. Generally Prohibited Securities Transactions. Unless exempted by Section II.C, the following Securities Transactions are prohibited and will not be authorized by the Chief Compliance Officer absent exceptional circumstances. The prohibitions apply only to the categories of Access Persons specified.

a. Initial Public Offerings (Investment Personnel, as defined in Section V, only). Any purchase of an initial public offering (other than a new offering of a registered open-end investment company);

b. One-Day Blackout (all Access Persons). Any purchase or sale of a Security by an Access Person on any day during which any Client has a pending buy or sell order, or had effected a buy or sell transaction, in the same Security (or Equivalent Security)

c. Seven-Day Blackout (Investment Personnel only). Any purchase or sale of a Security by an Investment Personnel within seven calendar days of a purchase or sale of the same Security (or Equivalent Security) by the Firm on behalf of a client.

Explanatory Note: The “seven days before” element of this restriction is based on the premise that an Investment Person can normally be expected to know, when he or she is effecting a personal trade, whether any client has traded or will be trading in the same Security within seven days of the Investment Person’s trade. It is understood that there may be particular circumstances (i.e., news on an issuer, a client initiated liquidation, subscription, or rebalancing) that may necessitate an unanticipated client trade within the seven-day blackout period after the Investment Person’s personal trade. The Chief Compliance Officer will review any extenuating circumstances which may warrant the waiving of any remedial actions in a particular situation involving an inadvertent violation of this restriction.

C. Exemptions.

1. Exemptions from Pre-clearance and Treatment as a Prohibited Transaction. The following Securities Transactions are exempt from the pre-clearance requirements set forth in Section II.A and the prohibited transaction restrictions set forth in Section II.B.2:

a. Mutual Funds. Any purchase or sale of a Security issued by any registered open-end investment companies;

b. No Knowledge. Securities Transactions where the Access Person has no knowledge of the transaction before it is completed (for example, Securities Transactions effected for an Access Person by a trustee of a blind trust, or discretionary accounts in connection with which the Access Person is neither consulted nor advised of the trade before it is executed);

c. Large Cap/De Minimis Exemption. Any Security Transaction, or series of related transactions, effected over a thirty (30) calendar day period, involving an amount less than $10,000 across all personal accounts, in a Security with market capitalization exceeding $2 billion.

d. Certain Corporate Actions. Any acquisition of Securities through stock dividends, dividend reinvestments, stock splits, reverse stock splits, mergers, consolidations, spin-offs, or other similar corporate reorganizations or distributions generally applicable to all holders of the same class of Securities;

e. Systematic Investment Plans. Any acquisition of a security pursuant to a systematic investment plan that has previously been approved pursuant to the Code. A systematic investment plan is one pursuant to which a prescribed investment will be made automatically on a regular, predetermined basis without affirmative action by the Access Person.

f. Rights. Any acquisition of Securities through the exercise of rights issued by an issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired in the issue; and

g. Miscellaneous. Any transaction in the following: (1) bankers acceptances, (2) bank certificates of deposit, (3) commercial paper, (4) repurchase agreements, (5) Securities that are direct obligations of the U.S. Government, and (6) other Securities as may from time to time be designated by the Chief Compliance Officer on the ground that the risk of abuse is minimal or non-existent.

D. Reporting Requirements

1.       Initial and Periodic Disclosure of Personal Holdings by Access Persons. Within ten (10) days of being designated as an Access Person and thereafter on an annual basis, an Access Person must acknowledge receipt and review of the Code and disclose all Securities in which such Access Person has a Beneficial Interest on the Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report (Appendix 2).

2.   Transaction and Periodic Statement Reporting Requirements. An Access Person must arrange for Chief Compliance Officer to receive directly from any broker, dealer, mutual fund company, or bank that effects any Securities Transaction in which the Access Person has or acquires a Beneficial Interest, duplicate copies of each confirmation for each such transaction and periodic statements for each account in which such Access Person has a Beneficial Interest.

If an Access Person opens an account at a broker, dealer, bank, or mutual fund that has not previously been disclosed, the Access Person must immediately notify the Appropriate Compliance Department in writing of the existence of the account and make arrangements to comply with the requirements set forth herein. Access Persons may use the New Account(s) Report that is attached as Appendix 5 to report the opening of a new account.

III. FIDUCIARY DUTIES

A. Confidentiality. Access Persons are prohibited from revealing information relating to the investment intentions, activities or portfolios of the Firm, except to persons whose responsibilities require knowledge of the information.

B. Gifts. The following provision on gifts applies to all Access Persons.

1. Accepting Gifts. On occasion, because of their position with the Firm, Access Persons may be offered, or may receive without notice, gifts from clients, brokers, vendors, or other persons not affiliated with such entities. Acceptance of extraordinary or extravagant gifts is not permissible. Any such gifts must be declined or returned in order to protect the reputation and integrity of the Firm. Gifts of a nominal value (i.e., gifts whose reasonable value is no more than $100 a year), and customary business meals, entertainment (e.g., sporting events), and promotional items (e.g., pens, mugs, T-shirts) may be accepted.

C. Corporate Opportunities. Access Persons may not take personal advantage of any opportunity properly belonging to the Firm. For example, an Investment Person should not acquire a Beneficial Interest in a Security of limited availability without first offering the opportunity to purchase such Security to the Firm for its clients.

D. Undue Influence. Access Persons may not cause or attempt to cause the Firm to purchase, sell or hold any Security in a manner calculated to create any personal benefit to the Access Person. If an Access Person stands to benefit materially from an investment decision for the Firm, and the Access Person is making or participating in the investment decision, then the Access Person must disclose the potential benefit to those persons with authority to make investment decisions for the Firm (or, if the Access Person in question is a person with authority to make investment decisions for the Firm, to the Chief Compliance Officer). The person to whom the Access Person reports the interest, in consultation with the Chief Compliance Officer, must determine whether or not the Access Person will be restricted in making or participating in the investment decision.

E. Service as a Director. No Investment Person may serve on the board of directors of a publicly held company absent prior written authorization by the Chief Compliance Officer. This authorization will rarely, if ever, be granted and, if granted, will normally require that the affected Investment Person be isolated, through a “Chinese Wall” or other procedures, from those making investment decisions related to the issuer on whose board the Investment Person sits.

IV. COMPLIANCE WITH THE CODE OF ETHICS

A. Chief Compliance Officer

1. Investigating Violations of the Code. The Chief Compliance Officer is responsible for investigating any suspected violation of the Code. He or she will, at least annually:

a. Summarize existing procedures concerning personal investing and any changes in the procedures made during the past year;

b. Identify any violation requiring significant remedial action during the past year; and

c. Identify any changes in existing restrictions or procedures based on its experience under the Code, evolving industry practices, or developments in applicable laws or regulations.

B. Remedies

1. Sanctions. If the Chief Compliance Officer determines that an Access Person has committed a violation of the Code, he (or she) may impose sanctions and other actions as he or she deems appropriate, including a letter of caution or warning, suspension of personal trading rights, suspension of employment (with or without compensation), fine, civil referral to the Securities and Exchange Commission, criminal referral, and termination of the employment of the violator for cause. He may also require the Access Person to reverse the transaction in question and forfeit any profit or absorb any loss associated or derived as a result. The amount of profit shall be forwarded to a charitable organization selected by the Chief Compliance Officer.

C. Exceptions to the Code. Although exceptions to the Code will rarely, if ever, be granted, the Chief Compliance Officer may grant exceptions to the requirements of the Code on a case by case basis if he finds that the proposed conduct involves negligible opportunity for abuse. All such exceptions must be in writing.

D. Inquiries Regarding the Code. The Chief Compliance Officer will answer any questions about this Code or any other compliance-related matters.

V. DEFINITIONS

When used in the Code, the following terms have the meanings set forth below:

“Access Person” means:

(1) every employee or principal of the firm who in connection with his or her regular functions, makes, participates in, or obtains information regarding the purchase or sale of a Security by the Firm, and

(2) such other persons as the Chief Compliance Officer shall designate.

All Investment Personnel, as defined below, are considered Access Persons. Any uncertainty as to whether an individual is an Access Person should be brought to the attention of the Chief Compliance Officer.

“Beneficial Interest” means the opportunity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, to profit, or share in any profit derived from, a transaction in the subject Securities.

An Access Person is deemed to have a Beneficial Interest in the following:

(1) any Security owned individually by the Access Person;

(2) any Security owned jointly by the Access Person with others (for example, joint accounts, spousal accounts, partnerships, trusts and controlling interests in corporations); and

(3) any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if:

a. the Security is held in an account over which the Access Person has decision making authority (for example, the Access Person acts as trustee, executor, or guardian); or

b. the Security is held in an account for which the Access Person acts as a broker or investment adviser representative.

In addition, an Access Person is presumed to have a Beneficial Interest in any Security in which a member of the Access Person's Immediate Family has a Beneficial Interest if the Immediate Family member resides in the same household as the Access Person. This presumption may be rebutted if the Access Person is able to provide the Chief Compliance Officer with satisfactory assurances that the Access Person has no material Beneficial Interest in the Security and exercises no control over investment decisions made regarding the Security. Access Persons may use the form attached as Appendix 4 (Certification of No Beneficial Interest) in connection with such requests.

Any uncertainty as to whether an Access Person has a Beneficial Interest in a Security should be brought to the attention of the Chief Compliance Officer.

“Code” means this Code of Ethics.

“Equivalent Security” means any Security issued by the same entity as the issuer of a subject Security, including options, rights, stock appreciation rights, warrants, preferred stock, restricted stock, phantom stock, bonds, and other obligations of that company or security otherwise convertible into that security. Options on securities are included even if, technically, they are issued by the Options Clearing Corporation or a similar entity.

“Immediate Family” of an Access Person means any of the following persons:

child grandparent son-in-law

stepchild spouse daughter-in-law

grandchild sibling brother-in-law

parent mother-in-law sister-in-law

stepparent father-in-law

Immediate Family includes adoptive relationships and other relationships (whether or not recognized by law) that the Chief Compliance Officer determines could lead to the possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

“Investment Personnel” and “Investment Person” mean each Portfolio Manager, and any Analyst, Trader, and any other Access Person who, in connection with his or her regular functions or duties, provides information and advice to a Portfolio Manager or who helps execute a Portfolio Manager's decisions.

“Chief Compliance Officer” means the person designated as the Chief Compliance Officer in Appendix 1 hereof.

“Portfolio Manager” means a person who has or shares principal day-to-day responsibility for managing the portfolio of a Fund.

“Securities Transaction” means a purchase or sale of Securities in which an Access Person has or acquires a Beneficial Interest.

“Security” includes stock, notes, bonds, debentures, and other evidences of indebtedness (including loan participations and assignments), limited partnership interests, investment contracts, and all derivative instruments of the foregoing, such as options and warrants. “Security” does not include futures or options on futures, but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of the Code.

VI. APPENDICES TO THE CODE

The following appendices are attached to and are a part of the Code:

Appendix 1. Contact Persons;

Appendix 2. Acknowledgement of Receipt of Code of Ethics and Personal Holdings Report;

Appendix 3. Trade Authorization Request for Access Persons;

Appendix 4. Certification of No Beneficial Interest.

Appendix 5. New Account(s) Report.

Appendix 1

CONTACT PERSONS

CHIEF COMPLIANCE OFFICER

Ritu C. Dhingra

Appendix 2

ACKNOWLEDGEMENT OF RECEIPT OF CODE OF ETHICS AND PERSONAL HOLDINGS REPORT

I acknowledge that I have received the Code of Ethics dated January 2, 2004 and represent that:

1. I have read the Code of Ethics and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of "Beneficial Interest" and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to this Code.

2. In accordance with Section II.A. of the Code, I will obtain prior written authorization for all Securities Transactions in which I have or acquire a Beneficial Interest, except for transactions exempt from pre-clearance under Section II.C.1 of the Code.

3. In accordance with Section II.D. of the Code of Ethics, I will report all non-exempt Securities Transactions in which I have or acquire a Beneficial Interest.

4. I agree to disgorge and forfeit any profits on prohibited transactions in accordance with the requirements of the Code.

5. I will comply with the Code of Ethics in all other respects.

6. In accordance with Section II.D.1. of the Code, the following is a list of all Securities in which I have a Beneficial Interest:

1 Provide the information requested below for each account that you maintain with a broker, dealer, bank, or mutual fund. Indicate “None” if appropriate.

NAME OF BROKER, DEALER, BANK, OR MUTUAL FUND	ACCOUNT TITLE	ACCOUNT NUMBER

2 Attach the most recent account statement for each account identified above.

3 If you own Beneficial Interests in Securities that are not listed on an attached account statement, list them below. Include private equity investments. Indicate “None” if appropriate.

NAME OF BROKER, DEALER, BANK, OR MUTUAL FUND	ACCOUNT TITLE	ACCOUNT NUMBER	NAME OF SECURITY	NUMBER OF SHARES/PRINCIPAL AMOUNT

7. (Investment Personnel Only) In accordance with Section III.D. of the Code, the following is a list of publicly-held companies on which I serve as a member of the board of directors. Indicate “NA” or “None” if appropriate.

NAME OF COMPANY	BOARD MEMBER SINCE

8. I certify that the information on this form is accurate and complete.

_________________________________________

Access Person’s Name

_________________________________________ ______________________

Access Person’s Signature Date

i

Appendix 3

TRADE AUTHORIZATION REQUEST FOR ACCESS PERSONS

1. Name of Access Person:

2. Account Title:

3. Account Number:

4. Name of Security:

5. Maximum number of shares or units to be purchased or sold or amount of bond:

6. Name and phone number of broker to effect transaction:

7. Check applicable boxes: Purchase ❏<?xml:namespace prefix = st1 ns = "urn:schemas-microsoft-com:office:smarttags" />Sale❏ Market Order ❏ Limit Order ❏

9. In connection with the foregoing transaction, I hereby make the following representations and warranties:

(a) I do not possess any material nonpublic information regarding the Security or the issuer of the Security.

(b) I am not aware that any of the Firm’s clients has an open order to buy or sell the Security or an Equivalent Security.

(c) By entering this order, I am not using knowledge of any open, executed, or pending transaction by any of the Firm’s clients to profit by the market effect of such Fund transaction.

(d) (Investment Personnel Only). The Security is not being acquired in an initial public offering.

(e) (Investment Personnel Only). The Security is not being acquired in a private placement or, if it is, I have reviewed Section II.C.3. of the Code and have attached hereto a written explanation of such transaction.

(f) There are no blackout periods as described in Section II.B.2.C applicable to this trade.

(g) I believe that the proposed trade fully complies with the requirements of the Code.

_________________________________ _______________ _______________

Access Person's Signature Date Time

TRADE AUTHORIZATION OR DENIAL

(to be completed by Chief Compliance Officer)

______________________________________ _________________ _____________________

Name of Chief Compliance Officer Date Time

______________________________________ ❏ Approved ❏ Denied

Signature of Chief Compliance Officer

1/2004 iv

Appendix 4

CERTIFICATION OF NO BENEFICIAL INTEREST

I have read the Code of Ethics and I understand that it applies to me and to all Securities in which I have or acquire any Beneficial Interest. I have read the definition of "Beneficial Interest" and understand that I may be deemed to have a Beneficial Interest in Securities owned by members of my Immediate Family and that Securities Transactions effected by members of my Immediate Family may therefore be subject to this Code.

The following accounts are maintained by one or more members of my Immediate Family who reside in my household:

Account Name	Relationship of Immediate Family Member	Account Name	Brokerage Firm

I certify that with respect to each of the accounts listed above (initial appropriate boxes):

I do not own individually or jointly with others any of the securities held in the account.

I do not possess or exercise decision making authority over the account.

I do not act as a broker or investment adviser representative for the account.

I agree that I will notify the Chief Compliance Officer immediately if any of the information

I have provided in this certification becomes inaccurate or incomplete.

Access Person's Signature

Print Name

Date

Appendix 5

NEW ACCOUNT(S) REPORT

I recently opened the following account(s) in which I have a Beneficial Interest:

DATE OPENED	NAME OF BROKER, DEALER, BANK, OR MUTUAL FUND	ACCOUNT TITLE	ACCOUNT NUMBER

_

__________________________________________

Access Person’s Name (Please print)

__________________________________________

Access Person’s Signature

__________________________________________

Date